CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)


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                                         Thirteen weeks ended
                                        ----------------------
                                        March 28,     March 29
                                          1999          1998*
                                      ------------  -----------

Basic earnings:
   Net income                             $178,893      $342,850

   Weighted average number of
     common shares outstanding             279,314       284,215

   Basic earnings per share                  $0.64         $1.21

Diluted earnings:
   Net income                             $178,893      $342,850

   Weighted average number of
     common shares outstanding             279,314       284,215

   Dilutive effect of out-
     standing stock options and
     stock incentive rights                  2,363         2,659

   Weighted average number of
     shares outstanding, as
     adjusted                              281,677       286,874

   Diluted earnings per share                $0.64         $1.20

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* 1998 results include a net non-operating gain principally from the disposition of several businesses including Radio and Alarm
Security. Se Management's Discussion and Analysis of Operations for earnings summary excluding net non-operating gain.